UNITED STATES

SECURITY AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2017

NUSTATE ENERGY HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Florida	000-25753	87-04496677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 East Olas Blvd Suite 1400

Ft. Lauderdale, Florida 33301

(Address of principal executive offices, including zip code)

(954) 712-7487

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement

On January 9, 2017 the Company entered into an agreement with i-Business Management, LLC (“i-BM”) for them to provide consulting and advisory services to the Company. The agreement with i-BM has a term of twelve months. As part of the agreement, i-BM commits to invest $250,000 into the Company over the first 6-month period of the agreement. In accordance with this agreement, i-BM was issued Three Hundred Million (300,000,000) shares, and will be paid a monthly fee of $2,500/month in cash. In addition, and in conjunction with this agreement, Mr. Kevin Yates, our CEO, agreed to forego any future compensation due him under his employment agreement.

Item 3.02 Unregistered Sales of Equity Securities

On January 9, 2017, in conjunction with the consulting agreement entered into with i-Business Management, LLC, the Company issued Three Hundred Million (300,000,000) shares of its $0.0001 par value common stock, valued at $600,000, to i-Business Management, LLC. In addition, the Company issued One Hundred Million (100,00,000) shares of its $0.0001 par value common stock, valued at $200,000, to Kevin Yates, our CEO, and (25,000,000) shares of its $0.0001 par value common stock, valued at $50,000, to Mark Lucky, our CFO.

The shares issued were issued at the current market price of $0.002 per share. The recipients were accredited investors and the issuances were exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that act.

Section 9- Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Set forth below is a list of exhibits to this Current Report on Form 8-K:

Exhibit No.:	Description:

4.49	Contract for Services between NuState Energy Holdings, Inc. and i-Business Management, LLC, dated January 9, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUSTATE ENERGY HOLDINGS, INC.

Date: January 11, 2017	By:	/s/ Kevin Yates
Kevin Yates
Chief Executive Officer